Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
(646) 239-6231
dcarey@lazarpartners.com
Electro-Optical Sciences Provides Melafind® Development Update
IRVINGTON, NY, June 14, 2007 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), today provided an update on the development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, at the Needham & Co. Biotechnology and Medical Technology Conference in New York.
Joseph V. Gulfo, MD, MBA, President & CEO of EOS announced that accrual in the final blinded pivotal trial of MelaFind is over 20 percent complete. Four pivotal study sites are active, and additional pivotal trial sites will be activated in the upcoming weeks.
“We are very pleased with the operation of the MelaFind systems in the pivotal clinical trial, which validates the manufacturing development effort we have undertaken over the past 18 months,” Gulfo said. “We expect additional clinical trial sites to come online soon and anticipate accrual to proceed well toward our goal of completing the study in the second half of 2007.”
Dr. Gulfo also announced the company’s intention to initiate discussions with potential commercialization partners. “This is an appropriate time for us to begin proactive partnering discussions in anticipation of a potential mid-2008 MelaFind launch, subject to U.S. regulatory clearance, having demonstrable progress in the execution of the pivotal trial and a solid manufacturing capability to support commercial roll-out.”
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind(R), EOS’s flagship product, features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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